Exhibit (a)(1)(Q)

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@hlth.com	jnewman@hlth.com
201-414-2002	212-624-3912
HLTH CORPORATION ANNOUNCES FINAL
RESULTS OF ITS TENDER OFFER
ELMWOOD PARK, NJ (December 3, 2008) — HLTH Corporation (Nasdaq: HLTH) announced today the final results of its tender offer to purchase up to 80,000,000 shares of its common stock at a price of $8.80 per share, which expired at 5:00 p.m., New York City time on November 25, 2008. As previously announced, HLTH exercised its right to purchase an additional 2% of its outstanding shares without extending the tender offer and has accepted for purchase 83,699,922 shares, including all “odd lots” properly tendered, at a purchase price of $8.80 per share, for a total cost of approximately $736.6 million.
Based on the final tabulation by American Stock Transfer & Trust Company, the Depositary for the tender offer, 85,821,641 shares of common stock were properly tendered and not withdrawn or tendered conditionally. HLTH has been informed by the Depositary that, after giving effect to the priority for “odd lots,” the final proration factor is approximately 97.513%.
The Depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered and not accepted for purchase.
Citi acted as Dealer Manager for the tender offer. Innisfree M&A Incorporated acted as Information Agent for the tender offer.
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF HLTH CORPORATION COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT HLTH DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT HLTH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.

About HLTH
HLTH Corporation (NASDAQ: HLTH) owns approximately 84% of WebMD Health Corp. (NASDAQ: WBMD). WebMD is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. HLTH also owns Porex, a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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WebMD®, WebMD Health® and POREX® are trademarks of HLTH Corporation or its subsidiaries.

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